Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 (Nos. 999-60866, 333-49766 and 333-46598) of KLA-Tencor Corporation of our report dated December 7, 2005, with respect to the statements of net assets available for benefits of the KLA-Tencor 401(k) Plan as of June 30, 2005 and 2004, the related statements of changes in net assets available for benefits for the years then ended, and the related supplemental Schedule H, line 4i-schedule of assets (held at end of year) as of June 30, 2005, which report appears in the June 30, 2005 annual report on Form 11-K of the KLA-Tencor 401(k) Plan.

By:	/s/ MOHLER, NIXON & WILLIAMS

MOHLER, NIXON & WILLIAMS Accountancy Corporation
Campbell, California December 19, 2005